Exhibit 99.1

Mackinac Financial Corporation Completes the Acquisition of First National Bank of Eagle River

MANISTIQUE, Mich. April 29, 2016 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, today announced the consummation of the acquisition of The First National Bank of Eagle River (FNBER), Eagle River, Wisconsin, from its holding company Ellis Bankshares, Inc. (Ellis).  FNBER was immediately consolidated into mBank and all branches will open as mBank locations on Monday, May 2, 2016.

The transaction is the first outside of the State of Michigan for Mackinac and will increase post-transaction assets to an estimated $860 million and balance sheet loans to $700 million. Combined core deposits are expected to total approximately $600 million.  mBank does not currently plan to close any FNBER branches following the transaction.  Combined with mBank’s current Michigan locations, the addition of the three FNBER Northern Wisconsin offices will increase total mBank branches from 17 to 20.

“On behalf of the entire mBank Board of Directors, staff, and management, we would like to extend a sincere welcome to all First National Bank of Eagle River clients and employees,” said Kelly W. George, mBank President and CEO. “First National Bank of Eagle River customers and staff are valued additions to our community bank footprint. Providing friendly, secure, and flexible banking products and services to all  existing  customers will be the primary objective as we look to deepen our banking relationships with current clients, and reach out to attract new ones. As one of our company’s core values is to support and advance the betterment of our local communities, mBank will also promptly begin assisting the various civic and educational organizations in our new markets including honoring any pending long-term pledges made by First National Bank of Eagle River.” Continued George, “in closing, we feel privileged to be able to serve the banking needs of the citizens and businesses of Vilas and Oneida counties as well as the other surrounding communities of their client base, and look forward to long standing relationships in the area built on the fine tradition of First National Bank of Eagle River.”

mBank has already pledged $10,500 in new aggregate donations to the Northland Pines, Three Lakes and Phelps schools districts in addition to the Three Eagle Trail Foundation, Eagle River Revitalization Program and Humane Society of Vilas County.  mBank will also honor the multi-year commitments made by FNBER to the Walter E. Olson library ($50,000) in Eagle River and Demmer Library ($30,000) of Three Lakes.

“We are very excited to enter the Northern Wisconsin market by partnering with another long-standing, community minded financial institution” commented Paul D. Tobias, Chairman of Mackinac and mBank.  “Strategically, the proximity to our current footprint complements our Upper Peninsula markets very well and allows us to consider the potential of other Northern Wisconsin partnerships to enhance our franchise value in the future.”

Mackinac was advised by Piper Jaffray and the law firm of Honigman Miller Schwartz and Cohn LLP. Ellis was advised by Rippe and Kingston Capital Advisors, LLC and the law firm of Winthrop & Weinstine, P.A.

About Mackinac Financial Corporation & mBank

Headquartered in Manistique, Michigan, mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.”  With assets in excess of $730 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

About First National Bank of Eagle River

First National Bank of Eagle River, is a community-based financial services company with locations in Vilas County and Oneida County in Wisconsin.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding Mackinac’s outlook or expectations with respect to the acquisition of FNBER, including expected cost savings, expected transaction-related and integration expenses and the impact of the transaction on Mackinac’s future performance. Words and phrases such as “growth,” “anticipates,” “estimates,” “expect,” “plan,” “approximately,” “allows,” “should,” “will,” and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Mackinac undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating to both the transaction and the integration of FNBER into Mackinac after closing include, without limitation:

•                  The anticipated cost savings and strategic gains expected from the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events;

•                  The integration of FNBER’s business and operations into Mackinac, which will include conversion of FNBER’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to FNBER’s or Mackinac’s existing businesses;

•                  Mackinac’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Mackinac may incur more credit losses from FNBER’s loan portfolio than expected and deposit attrition may be greater than expected.

Risk factors also include, but are not limited to, the risk factors described under “Risk Factors” in Mackinac’s Annual Report on Form 10-K filed with the securities and exchange commission on March 30, 2016. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contacts:

Paul D. Tobias

Chairman & CEO Mackinac Financial Corporation & Chairman mBank

Birmingham, MI

(248) 290 — 5901

ptobias@bankmbank.com

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI

(906) 341-7140

kgeorge@bankmbank.com